Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
April 25, 2019

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2019 FIRST QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — April 25, 2019 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2019.

Consolidated net income available to common stockholders for the first quarter of 2019 was $288.7 million, or $5.44 per diluted common share, compared to $266.3 million, or $4.96 per diluted common share, for the fourth quarter of 2018 and $195.0 million, or $3.63 per diluted common share, for the first quarter of 2018. The acquisition of Leerink Holdings LLC, now SVB Leerink Holdings LLC ("SVB Leerink"), was completed on January 4, 2019. The financial results of SVB Leerink for the period beginning on January 4, 2019 are reflected in SVB Financial Group's financial results for the first quarter of 2019. For the first quarter of 2019, net income attributable to SVB Leerink was $5.8 million, or $0.11 per diluted common share.

"We delivered strong first quarter results marked by healthy balance sheet growth, stable credit quality, robust core fee income and notable market gains. In addition, SVB Leerink delivered on expectations, despite the government shutdown,” said Greg Becker, President and CEO of SVB Financial Group. "While net interest income and net interest margin were pressured by strong demand for our interest-bearing deposit products, our liquidity and core business, as well as the health of our clients, remain strong."

Highlights of our first quarter 2019 results (compared to fourth quarter 2018, unless otherwise noted) included:

•	Average loan balances of $28.4 billion, an increase of $0.9 billion (or 3.3 percent).

•	Period-end loan balances of $28.9 billion, an increase of $0.5 billion (or 1.8 percent).

•	Average fixed income investment securities of $22.1 billion, a decrease of $2.4 billion (or 9.8 percent).

•	Period-end fixed income investment securities of $21.8 billion, a decrease of $1.5 billion (or 6.3 percent).

•	Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $3.0 billion (or 2.2 percent) to $137.1 billion.

•	Period-end total client funds increased $5.2 billion (or 3.8 percent) to $140.5 billion.

•	Net interest income (fully taxable equivalent basis) of $515.8 million, a decrease of $1.6 million (or 0.3 percent).

•	Provision for credit losses of $28.6 million, compared to $13.6 million.

•	Net loan charge-offs of $7.6 million, or 11 basis points of average total gross loans (annualized), compared to $13.9 million, or 20 basis points.

•
Net gains on investment securities of $29.0 million, compared to $10.7 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $25.6 million, compared to $1.8 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Net gains on equity warrant assets of $21.3 million, compared to $16.7 million.

•
Noninterest income of $280.4 million, an increase of $93.7 million (or 50.2 percent). Non-GAAP core fee income increased $8.2 million (or 5.6 percent) to $154.2 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Noninterest expense of $365.7 million, an increase of $58.1 million (or 18.9 percent).

•	Effective tax rate of 27.1 percent compared to 28.3 percent.

•	Repurchase and retirement of 488,578 shares of our outstanding common stock totaling $116.0 million.

•
GAAP operating efficiency ratio of 46.10 percent, an increase of 223 basis points. Non-GAAP core operating efficiency ratio of 44.71 percent, a decrease of 71 basis points. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

First Quarter 2019 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Income statement:
Diluted earnings per common share	$5.44	$4.96	$5.10	$4.42	$3.63
Net income available to common stockholders	288.7	266.3	274.8	237.8	195.0
Net interest income	512.9	514.5	493.2	466.4	419.9
Provision for credit losses	28.6	13.6	17.2	29.1	28.0
Noninterest income	280.4	186.7	210.1	192.7	155.5
Noninterest expense	365.7	307.6	309.4	305.7	265.4
Non-GAAP core fee income (1)	154.2	146.0	131.7	123.1	115.0
Non-GAAP core fee income, including investment banking revenue and commissions (1)	218.1	146.0	131.7	123.1	115.0
Non-GAAP noninterest income, net of noncontrolling interests (1)	277.1	177.9	203.4	183.2	142.5
Non-GAAP noninterest expense, net of noncontrolling interests (1)	365.3	307.4	309.3	305.5	265.4
Fully taxable equivalent:
Net interest income (1) (2)	$515.8	$517.4	$496.1	$468.5	$421.2
Net interest margin	3.81%	3.69%	3.62%	3.59%	3.38%
Balance sheet:
Average total assets	$57,528.4	$57,592.3	$56,465.0	$54,420.6	$52,367.2
Average loans, net of unearned income	28,388.1	27,477.0	26,331.4	24,858.5	23,807.2
Average available-for-sale securities	6,870.2	8,793.7	9,589.9	10,048.4	10,748.5
Average held-to-maturity securities	15,224.0	15,691.1	15,916.7	15,112.2	13,234.3
Average noninterest-bearing demand deposits	38,222.7	40,106.9	40,625.8	39,814.5	37,950.8
Average interest-bearing deposits	11,491.5	8,980.3	8,466.5	8,157.5	8,155.3
Average total deposits	49,714.2	49,087.2	49,092.2	47,972.0	46,106.1
Average short-term borrowings	353.4	1,580.0	745.2	121.1	112.1
Average long-term debt	696.6	696.3	696.1	695.8	695.6
Period-end total assets	60,160.3	56,928.0	58,139.7	55,867.7	53,500.8
Period-end loans, net of unearned income	28,850.4	28,338.3	27,494.9	25,996.2	24,587.9
Period-end available-for-sale securities	6,755.1	7,790.0	9,087.6	9,593.4	10,080.4
Period-end held-to-maturity securities	15,055.3	15,487.4	15,899.7	15,898.3	14,548.9
Period-end non-marketable and other equity securities	975.0	941.1	896.2	852.5	824.9
Period-end noninterest-bearing demand deposits	39,278.7	39,103.4	40,473.8	40,593.3	37,515.4
Period-end interest-bearing deposits	13,048.5	10,225.5	8,122.3	8,294.0	8,421.2
Period-end total deposits	52,327.2	49,328.9	48,596.1	48,887.3	45,936.5
Period-end short-term borrowings	14.5	631.4	2,631.3	417.2	1,102.1
Period-end long-term debt	696.7	696.5	696.2	696.0	695.7
Off-balance sheet:
Average client investment funds	$87,414.3	$85,038.8	$79,560.8	$71,311.5	$64,377.7
Period-end client investment funds	88,181.7	85,983.8	82,085.0	75,773.7	67,739.2
Total unfunded credit commitments	20,267.5	18,913.0	18,539.5	18,728.4	17,170.8
Earnings ratios:
Return on average assets (annualized) (3)	2.04%	1.83%	1.93%	1.75%	1.51%
Return on average SVBFG stockholders’ equity (annualized) (4)	22.16	20.61	22.46	20.82	18.12
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.03%	0.99%	1.03%	1.10%	1.11%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.83	0.86	0.86	0.90	0.93
Gross loan charge-offs as a % of average total gross loans (annualized)	0.13	0.28	0.33	0.25	0.18
Net loan charge-offs as a % of average total gross loans (annualized)	0.11	0.20	0.30	0.22	0.15
Other ratios:
GAAP operating efficiency ratio (5)	46.10%	43.87%	44.00%	46.39%	46.13%
Non-GAAP core operating efficiency ratio (1)	44.71	45.42	48.35	50.40	48.41
SVBFG CET 1 risk-based capital ratio	12.77	13.41	13.28	12.92	12.87
Bank CET 1 risk-based capital ratio	12.23	12.41	11.98	11.76	11.90

SVBFG total risk-based capital ratio	13.81	14.45	14.34	14.03	13.99
Bank total risk-based capital ratio	13.16	13.32	12.91	12.72	12.88
SVBFG tier 1 leverage ratio	9.10	9.06	8.99	8.81	8.67
Bank tier 1 leverage ratio	8.38	8.10	7.82	7.72	7.69
Period-end loans, net of unearned income, to deposits ratio	55.13	57.45	56.58	53.18	53.53
Average loans, net of unearned income, to average deposits ratio	57.10	55.98	53.64	51.82	51.64
Book value per common share (6)	$102.11	$97.29	$92.48	$87.53	$83.43
Other statistics:
Average full-time equivalent ("FTE") employees	3,228	2,873	2,778	2,591	2,498
Period-end full-time equivalent ("FTE") employees	3,250	2,900	2,836	2,626	2,512

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent. The taxable equivalent adjustments were $2.9 million for the quarter ended March 31, 2019, $3.0 million for the quarter ended December 31, 2018, $2.9 million for the quarter ended September 30, 2018, $2.0 million for the quarter ended June 30, 2018 and $1.4 million for the quarter ended March 31, 2018.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average SVB Financial Group ("SVBFG") stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $515.8 million for the first quarter of 2019, compared to $517.4 million for the fourth quarter of 2018. The $1.6 million decrease from the fourth quarter of 2018 to the first quarter of 2019, was attributable primarily to the following:

•
An increase in interest income from loans of $15.4 million to $394.1 million for the first quarter of 2019. The increase was reflective primarily of the impact of $0.9 billion in average loan growth and higher interest rates compared to the fourth quarter of 2018, offset by $8.8 million for the impact of two fewer days in the first quarter of 2019. Overall loan yields increased 16 basis points, to 5.63 percent. Gross loan yields, excluding loan interest recoveries and loan fees, increased 14 basis points to 5.10 percent, as compared to 4.96 percent for the fourth quarter of 2018, reflective primarily of the full-quarter effect of the Federal Funds target rate increase in December 2018 as well as higher quarterly average LIBOR rates. Benefits from the rate increases on our gross loan yields in the first quarter of 2019 continue to be impacted by pricing competition,

•
A decrease in interest expense on short-term borrowings of $7.3 million due to the decrease in our average short-term borrowings balance during the first quarter of 2019, due primarily to an increase in deposits and sales of U.S. Treasury securities in our available-for-sale ("AFS") portfolio, and

•
An increase of $4.1 million in interest income from short-term investment securities reflective primarily of a $0.8 billion increase in average interest-earning Federal Reserve cash balances and higher market rates, which was more than offset by

•
A $17.0 million increase in interest paid on our interest-bearing deposits due to a $2.5 billion increase in average interest-bearing deposits as well as market rate adjustments on our interest-bearing deposits for the first quarter of 2019, and

•
A decrease in interest income from our fixed income investment securities of $11.4 million to $140.6 million for the first quarter of 2019. The decrease was reflective primarily of lower average fixed income securities of $2.4 billion during the first quarter of 2019. Our overall yield from our fixed income securities portfolio increased 12 basis points to 2.58 percent, primarily attributable to sales and maturities of lower yielding securities during the quarter. In connection with our ongoing treasury objectives, we sold approximately $1.2 billion of U.S. Treasury securities in our AFS portfolio during the quarter.

Net interest margin, on a fully taxable equivalent basis, was 3.81 percent for the first quarter of 2019, compared to 3.69 percent for the fourth quarter of 2018. Our net interest margin increased primarily as a result of the impact of rising interest rates on gross loans as well as repayment of our short-term borrowings, partially offset by increases in interest yields for our money market deposits due to market rate adjustments.

For the first quarter of 2019, approximately 92.4 percent, or $26.4 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 67.1 percent are tied to prime-lending rates and 32.9 percent are tied to LIBOR.
Investment Securities

Our investment securities portfolio is comprised of: (i) our available-for-sale ("AFS") and held-to-maturity ("HTM") securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents primarily investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio decreased $2.4 billion, or 9.8 percent, to $22.1 billion for the quarter ended March 31, 2019. Our total period-end fixed income investment securities portfolio decreased $1.5 billion, or 6.3 percent, to $21.8 billion at March 31, 2019. The weighted-average duration of our fixed income investment securities portfolio was 3.7 years at March 31, 2019, and 3.8 years at December 31, 2018. Our period-end non-marketable and other equity securities portfolio increased $33.9 million to $975.0 million ($840.8 million net of noncontrolling interests) at March 31, 2019.

Available-for-Sale Securities

Average AFS securities were $6.9 billion for the first quarter of 2019 compared to $8.8 billion for the fourth quarter of 2018. Period-end AFS securities were $6.8 billion at March 31, 2019 compared to $7.8 billion at December 31, 2018. The decreases in average and period-end AFS security balances from the fourth quarter of 2018 to the first quarter of 2019 were due to $1.3 billion in portfolio pay downs, sales and maturities. In connection with our ongoing treasury management objectives, we sold approximately $1.2 billion of U.S. Treasury securities in our AFS portfolio during the first quarter of 2019, resulting in $3.6 million in pre-tax losses. The weighted-average duration of our AFS securities portfolio was 2.2 years at March 31, 2019 and 2.1 years at December 31, 2018.

Held-to-Maturity Securities

Average HTM securities were $15.2 billion for the first quarter of 2019, compared to $15.7 billion for the fourth quarter of 2018. Period-end HTM securities were $15.1 billion at March 31, 2019 compared to $15.5 billion and December 31, 2018. The decreases in average and period-end HTM security balances from the fourth quarter of 2018 to the first quarter of 2019 were due primarily to $0.4 billion in portfolio pay downs and maturities during the first quarter of 2019. The weighted-average duration of our HTM securities portfolio was 4.4 years at March 31, 2019 and 4.7 years at December 31, 2018.

Non-Marketable and Other Equity Securities

Our non-marketable and other equity securities portfolio represents primarily investments in venture capital and private equity funds, our China joint venture bank, debt funds, private and public portfolio companies and qualified affordable housing projects.
Our non-marketable and other equity securities portfolio increased $33.9 million to $975.0 million ($840.8 million net of noncontrolling interests) at March 31, 2019, compared to $941.1 million ($806.1 million net of noncontrolling interests) at December 31, 2018. The increase was primarily attributable to $31.6 million in additional non-marketable and other equity securities reflective of the inclusion of SVB Leerink in our financial results beginning on January 4, 2019. Reconciliations of our non-GAAP non-marketable and other equity securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $0.9 billion to $28.4 billion for the first quarter of 2019, compared to $27.5 billion for the fourth quarter of 2018. Period-end loans (net of unearned income) increased by $0.5 billion to $28.9 billion at March 31, 2019, compared to $28.3 billion at December 31, 2018. Average and period-end loan growth came primarily from our private equity/venture capital portfolio as well as from our life science/healthcare, private bank and premium wine portfolios.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased by $0.3 billion and totaled $14.8 billion or 50.9 percent of total gross loans at March 31, 2019 and $14.5 billion or 50.8 percent of total gross loans at December 31, 2018. Further details are provided under the section “Loan Concentrations."
Credit Quality

The following table provides a summary of our allowance for loan losses and our allowance for unfunded credit commitments:

	Three months ended
(Dollars in thousands, except ratios)	March 31, 2019	December 31, 2018	March 31, 2018
Allowance for loan losses, beginning balance	$280,903	$285,713	$255,024
Provision for loan losses	25,821	10,204	26,996
Gross loan charge-offs	(9,000)	(19,697)	(10,587)
Loan recoveries	1,425	5,758	1,788
Foreign currency translation adjustments	1,002	(1,075)	1,073
Allowance for loan losses, ending balance	$300,151	$280,903	$274,294
Allowance for unfunded credit commitments, beginning balance	55,183	51,808	51,770
Provision for unfunded credit commitments	2,730	3,440	976
Foreign currency translation adjustments	57	(65)	77
Allowance for unfunded credit commitments, ending balance (1)	$57,970	$55,183	$52,823
Ratios and other information:
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.36%	0.14%	0.44%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.13	0.28	0.18
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.11	0.20	0.15
Allowance for loan losses as a percentage of period-end total gross loans	1.03	0.99	1.11
Provision for credit losses	$28,551	$13,644	$27,972
Period-end total gross loans	29,020,519	28,511,312	24,745,752
Average total gross loans	28,555,655	27,646,940	23,956,784
Allowance for loan losses for nonaccrual loans	61,225	37,941	44,261
Nonaccrual loans	133,623	94,142	116,667

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”
Our allowance for loan losses increased $19.2 million to $300.2 million due primarily to an increase in reserves for nonaccrual loans of $23.3 million, partially offset by a net decrease in our performing reserves of $4.0 million. The $23.3 million increase in the reserves for nonaccrual loans was driven primarily by two clients in our life science/healthcare loan portfolio. The net decrease in our performing reserves was driven primarily by the continued growth in our private equity/venture capital loans, which tend to be of higher credit quality. As a percentage of total gross loans, our allowance for loan losses increased four basis points to 1.03 percent at March 31, 2019, compared to 0.99 percent at December 31, 2018. The four basis point increase was reflective of the increase in nonaccrual loans as a percentage of our overall loan portfolio.

Our provision for credit losses was $28.6 million for the first quarter of 2019, consisting of the following:

•
A provision for loan losses of $25.8 million, which reflects primarily an increase of $27.4 million in net new specific reserves for nonaccrual loans, $4.1 million in additional reserves for period-end loan growth and $4.9 million for charge-offs not specifically reserved for, partially offset by a decrease of $8.2 million for our performing loans reserve, and

•	A provision for unfunded credit commitments of $2.7 million, driven primarily by growth in unfunded credit commitments of $1.4 billion.
Gross loan charge-offs were $9.0 million for the first quarter of 2019, of which $4.9 million was not specifically reserved for at December 31, 2018. Gross loan charge-offs were primarily due to $8.3 million from our software/internet loan portfolio driven by three mid-stage clients and one early-stage client.

Nonaccrual loans were $133.6 million at March 31, 2019, compared to $94.1 million at December 31, 2018. Our nonaccrual loan balance increased $39.5 million primarily as a result of $50.9 million in new nonaccrual loans, partially offset by $6.4 million in repayments and $5.0 million in charge-offs. New nonaccrual loans were primarily due to $36.6 million for two clients in our life science/healthcare loan portfolio. Nonaccrual loans as a percentage of total gross loans increased to 0.47 percent for the first quarter of 2019 compared to 0.34 percent for the fourth quarter of 2018.

The allowance for loan losses for nonaccrual loans increased $23.3 million to $61.2 million in the first quarter of 2019. The increase was due to new nonaccrual loan reserves of $33.4 million, offset by $10.1 million of repayments and charge-offs. New nonaccrual loan reserves were mostly attributable to the two life science/healthcare clients mentioned above.

Goodwill and Other Intangible Assets
On January 4, 2019, we completed the acquisition of SVB Leerink, our investment banking firm. We recognized provisional identifiable intangible assets of $60.9 million and goodwill of $135.2 million as a result of this acquisition. Amortization expense of intangible assets for the first quarter of 2019 was $2.9 million. The goodwill recorded includes revenue generating synergies expected from collaboration between SVB Leerink and the Company. These fair value estimates represent our best estimate of fair value and are expected to be finalized over a period of up to one year from the acquisition date.
Lease Right of Use Assets and Liabilities
On January 1, 2019, we adopted the new accounting standard ASU 2016-02, Leases (Topic 842) and all the related amendments. As a result of the adoption we recognized $146.5 million in right-of-use ("ROU") assets and $178.3 million in lease liabilities as an adjustment to our opening consolidated balance sheet on January 1, 2019. As of March 31, 2019, total consolidated ROU assets were $164.7 million and total consolidated lease liabilities were $205.2 million, which includes $24.4 million in ROU assets and $33.7 million in lease liabilities attributable to SVB Leerink. The adoption had an immaterial impact to our net occupancy expense for the first quarter of 2019.
Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $137.1 billion for the first quarter of 2019, compared to $134.1 billion for the fourth quarter of 2018. Period-end total client funds were $140.5 billion at March 31, 2019, compared to $135.3 billion at December 31, 2018.

Average off-balance sheet client investment funds were $87.4 billion for the first quarter of 2019, compared to $85.0 billion for the fourth quarter of 2018. Average on-balance sheet deposits were $49.7 billion for the first quarter of 2019 and $49.1 billion for the fourth quarter of 2018. Period-end off-balance sheet client investment funds were $88.2 billion at March 31, 2019, compared to $86.0 billion at December 31, 2018. Period-end on-balance sheet deposits were $52.3 billion at March 31, 2019, compared to $49.3 billion at December 31, 2018.

The increase in our average total client funds from the fourth quarter of 2018 to the first quarter of 2019 was reflective primarily of increases in our off-balance sheet client investment funds balances of $2.4 billion. The increase in our period-end total client funds from the fourth quarter of 2018 to the first quarter of 2019 was reflective of increases in our off-balance sheet client investment funds balances as well as our on-balance sheet deposit balances of $2.2 billion and $3.0 billion, respectively. The increases in both average and period-end total client funds was driven primarily by client fund growth across various portfolio segments. The leading contributors were our Technology and Life Science client portfolios, attributable primarily to a healthy equity funding environment, tempered growth in the initial public offering ("IPO") and secondary public offering markets as well as continued healthy new client acquisition.
The $0.6 billion increase in average on-balance sheet deposits was driven by our Technology and International portfolio segments due to recent equity funding activities and new client acquisition, partially offset by distribution activities from our Private Equity market segment. In addition, we saw a continued shift in the mix of our on-balance sheet deposits from noninterest-bearing demand deposits to interest-bearing deposits reflective of funding initiatives to increase on-balance sheet deposits, including the introduction of new interest-bearing deposit products and market rate adjustments to existing interest-bearing deposit offerings. Average noninterest-bearing demand deposits as a percentage of total on-balance sheet deposits decreased to 77 percent for the first quarter of 2019, compared to 82 percent in the fourth quarter of 2018, with a corresponding increase in average interest-bearing deposits to 23 percent, compared to 18 percent.

Short-term Borrowings
There were no overnight short-term borrowings at March 31, 2019, compared to $0.6 billion at December 31, 2018, primarily due to the increase in cash and cash equivalent balances during the first quarter of 2019 due to deposit growth, maturities and paydowns of AFS and HTM securities and sales of U.S. Treasury securities as mentioned previously.
Noninterest Income

Noninterest income was $280.4 million for the first quarter of 2019, compared to $186.7 million for the fourth quarter of 2018. Non-GAAP noninterest income, net of noncontrolling interests was $277.1 million for the first quarter of 2019, compared to $177.9 million for the fourth quarter of 2018. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")

The increase of $93.7 million ($99.2 million net of noncontrolling interests) in noninterest income from the fourth quarter of 2018 to the first quarter of 2019 was attributable primarily to higher net gains on investment securities and non-GAAP core fee income as well as recognition of investment banking revenue and commissions attributable to SVB Leerink. Items impacting noninterest income for the first quarter of 2019 were as follows:

Net gains on investment securities
Net gains on investment securities of $29.0 million for the first quarter of 2019, compared to $10.7 million for the fourth quarter of 2018. Net of noncontrolling interests, non-GAAP net gains on investment securities were $25.6 million for the first quarter of 2019, compared to net gains of $1.8 million for the fourth quarter of 2018. Non-GAAP net gains, net of noncontrolling interests, of $25.6 million for the first quarter of 2019 were driven by the following:

•
Gains of $15.0 million from our strategic and other investments, comprised primarily of net unrealized valuation increases in public companies held in our strategic venture capital funds and an unrealized valuation increase for one company in our direct equity portfolio due to M&A activity, and

•
Gains of $9.6 million from our public equity securities portfolio primarily attributable to the sale of our shares from exercised warrants in one company which were sold as soon as practicable following the lock-up period expiration, partially offset by

•	Losses of $3.6 million from our AFS securities portfolio due to realized losses on the sale of approximately $1.2 billion of U.S. Treasury securities as mentioned previously.
The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended March 31, 2019 and December 31, 2018, respectively:

	Three months ended March 31, 2019
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Sales of AFS Debt Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$6,229	$(634)	$9,636	$(3,630)	$—	$15,002	$2,425	$29,028
Less: income (loss) attributable to noncontrolling interests, including carried interest allocation	3,745	(309)	—	—	—	—	—	3,436
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$2,484	$(325)	$9,636	$(3,630)	$—	$15,002	$2,425	$25,592

	Three months ended December 31, 2018
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Sales of AFS Debt Securities	Debt Funds	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$12,466	$8,125	$(7,388)	$(740)	$641	$(2,375)	$10,729
Less: income attributable to noncontrolling interests, including carried interest allocation	5,034	3,931	—	—	—	—	8,965
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$7,432	$4,194	$(7,388)	$(740)	$641	$(2,375)	$1,764

Net gains on equity warrant assets

Net gains on equity warrant assets were $21.3 million for the first quarter of 2019, compared to $16.7 million for the fourth quarter of 2018. Net gains on equity warrant assets for the first quarter of 2019 were attributable primarily to $16.2 million of valuation increases in our private company warrant portfolio driven by healthy funding rounds and net gains from exercises of $5.5 million of equity warrant assets driven by IPO activity.

At March 31, 2019, we held warrants in 2,149 companies with a total fair value of $162.2 million. Warrants in 26 companies each had fair values greater than $1.0 million and collectively represented $56.8 million, or 35.0 percent, of the fair value of the total warrant portfolio at March 31, 2019.
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended
(Dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Equity warrant assets:
Gains on exercises, net	$5,482	$5,102	$9,927
Terminations	(415)	(2,860)	(922)
Changes in fair value, net	16,238	14,507	10,186
Total net gains on equity warrant assets	$21,305	$16,749	$19,191
The gains (or losses) from investment securities from our nonmarketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.
Non-GAAP core fee income including investment banking revenue and commissions
Non-GAAP core fee income (foreign exchange fees, credit card fees, deposit service charges, lending related fees, client investment fees and letters of credit and standby letters of credit fees) increased $8.2 million to $154.2 million for the first quarter of 2019, compared to $146.0 million for the fourth quarter of 2018. Non-GAAP core fee income including investment banking revenue and commissions was $218.1 million for the first quarter of 2019.
The following table provides a summary of our non-GAAP core fee income:

	Three months ended
(Dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Non-GAAP core fee income:
Foreign exchange fees	$38,048	$38,252	$33,827
Credit card fees	27,483	25,333	21,692
Deposit service charges	20,939	20,016	17,699
Client investment fees	44,482	41,768	22,875
Lending related fees	13,937	11,011	10,735
Letters of credit and standby letters of credit fees	9,354	9,662	8,182
Total Non-GAAP core fee income	$154,243	$146,042	$115,010
Investment banking revenue	49,795	—	—
Commissions	14,108	—	—
Total Non-GAAP core fee income including investment banking revenue and commissions	$218,146	$146,042	$115,010

Non-GAAP core fee income increased from the fourth quarter of 2018 to the first quarter of 2019 from a majority of core fee areas with strong performance in lending related fees, client investment fees and credit card fees. The increase of $2.9 million in lending related fees was due to an increase in unused commitment fees and higher syndication fee income. Client investment fees increased $2.7 million driven by higher fees from our off-balance sheet client investment fund products due to increases in client investment fund balances as well as higher market rates. Credit card fees increased $2.2 million primarily due to lower rebate/rewards expense while interchange fee income remained flat.
Investment banking revenue of $49.8 million was driven by $35.8 million from public equity underwriting fees, $12.3 million from M&A transactions and $1.7 million from private placements. Commissions of $14.1 million were driven by client trading activity, consistent with market volumes.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP core fee income are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense

Noninterest expense was $365.7 million for the first quarter of 2019, compared to $307.6 million for the fourth quarter of 2018. The increase of $58.1 million in noninterest expense consisted primarily of an increase in our total compensation and benefits expense and additional other noninterest expenses related to the inclusion of SVB Leerink in our financial results beginning on January 4, 2019, partially offset by a decrease in professional services expenses in the first quarter of 2019 compared to the fourth quarter of 2018.

The following table provides a summary of our compensation and benefits expense:

	Three months ended
(Dollars in thousands, except employees)	March 31, 2019	December 31, 2018	March 31, 2018
Compensation and benefits:
Salaries and wages	$101,200	$90,139	$73,039
Incentive compensation plans	69,389	50,478	42,389
Employee stock ownership plan ("ESOP")	1,163	1,438	1,244
Other employee incentives and benefits (1)	66,309	41,727	49,134
Total compensation and benefits	$238,061	$183,782	$165,806
Period-end full-time equivalent employees	3,250	2,900	2,512
Average full-time equivalent employees	3,228	2,873	2,498

(1)
Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant incentive and retention plans, agency fees and other employee-related expenses.

The $54.3 million increase in total compensation and benefits expense consists primarily of the following:

•
An increase of $11.1 million in salaries and wages all reflective primarily of SVB Leerink salary and wages expense. The consolidated number of average full-time equivalent employees ("FTE") increased by 355 to 3,228 FTEs for the first quarter of 2019, of which 233 FTEs were attributable to the acquisition of SVB Leerink. The increase in salaries and wages expense from the increase in non-SVB Leerink FTEs was offset by two less working days in the first quarter of 2019 as compared to the fourth quarter of 2018 resulting in a flat salaries and wages expense, excluding the SVB Leerink FTEs,

•
An increase of $18.9 million in incentive compensation expense attributable primarily to the inclusion of SVB Leerink in our financial results, accounting for $25.6 million of the increase. The increase was partially offset by a $6.7 million decrease reflective primarily of higher expenses in the fourth quarter of 2018 as a result of our strong 2018 full year financial performance, and

•
An increase of $24.6 million in other employee incentives and benefits due primarily to first quarter seasonal expense items relating to additional 401(k) matching contributions, employer related payroll taxes as a result of the 2018 annual incentive compensation plan payments, $3.4 million related to the amortization of the SVB Leerink retention plan and a $7.6 million increase in our deferred compensation plan related to the appreciation in market valuations in the underlying investment securities in the plan for the first quarter of 2019 compared to the fourth quarter of 2018.

Professional services expense decreased $9.8 million reflective primarily of increased legal and consulting fees of $8.2 million during the fourth quarter of 2018 associated with the acquisition of SVB Leerink.

Other noninterest expense increased $8.1 million primarily due to $10.9 million of additional expenses related to investment banking activities, trade order execution costs and amortization of intangible assets attributable to the inclusion of SVB Leerink in our financial results beginning January 4, 2019.
Income Tax Expense
Our effective tax rate was 27.1 percent for the first quarter of 2019, compared to 28.3 percent for the fourth quarter of 2018. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.
The decrease in our effective tax rate for the first quarter of 2019 is due primarily to a $2.4 million increase in excess tax benefits from share-based compensation in the first quarter of 2019, which is reflective of the equity vesting and stock option exercise activities of employees.
Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended
(Dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Net interest income (1)	$(11)	$(1)	$(9)
Noninterest income (1)	(2,270)	(2,215)	(9,522)
Noninterest expense (1)	379	173	(32)
Carried interest allocation (2)	(978)	(6,624)	(3,502)
Net income attributable to noncontrolling interests	$(2,880)	$(8,667)	$(13,065)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests was $2.9 million for the first quarter of 2019, compared to $8.7 million for the fourth quarter of 2018. Net income attributable to noncontrolling interests of $2.9 million for the first quarter of 2019 was primarily a result of net gains on investment securities (including carried interest allocation) from our managed funds of funds portfolio, related primarily to net unrealized valuation increases for public and private company investments held by the funds in the portfolio.
SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $0.2 billion to $5.3 billion at March 31, 2019, compared to $5.1 billion at December 31, 2018, due to net income of $288.7 million and a decrease in accumulated other comprehensive loss of reflective primarily of $46.8 million ($33.8 million net of tax) increase in the fair value of our AFS securities portfolio driven by decreases in period-end market interest rates. The increases were partially offset by a $116.0 million decrease in SVBFG stockholders' equity related to the repurchase of our outstanding common stock.

Stock Repurchase Program
During the three months ended March 31, 2019, we repurchased and retired 488,587 shares of our common stock totaling $116.0 million in connection with our stock repurchase program, compared to 715,207 shares totaling $147.1 million for the three months ended December 31, 2018. At March 31, 2019, $236.9 million remains available for repurchases under the stock repurchase program. This program expires on November 15, 2019.

Capital Ratios

Our regulatory risk-based capital ratios decreased as of March 31, 2019, compared to the same ratios as of December 31, 2018, primarily as a result of the impact of recording goodwill and intangible assets related to the acquisition of SVB Leerink as well as the repurchase of our common stock. This was partially offset by the increase in retained earnings from net income.

The tier 1 leverage ratios of both SVB Financial Group and Silicon Valley Bank (the "Bank") increased as of March 31, 2019, compared to December 31, 2018, due to an increase in capital from net income and a decrease in average investment securities during the first quarter of 2019.
Overall, increases to the Bank's risk-based capital and tier 1 leverage ratios were partially offset by a $167.0 million cash dividend paid by the Bank to our bank holding company, SVB Financial Group, during the first quarter of 2019.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for details.

Outlook for the Year Ending December 31, 2019

Our outlook for the year ending December 31, 2019 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide an outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. Also, as a result of our acquisition of SVB Leerink, we have included guidance for Core Fee Income including Investment Banking Revenue and Commissions and Noninterest Expense inclusive of SVB Leerink's expected full year results as part of the Company. The acquisition was accounted for as a business combination and accordingly, SVB Leerink's financial results for the period beginning January 4, 2019 are included in our consolidated financial results for the first quarter of 2019.

The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2019, compared to our full year 2018 results, we currently expect the following outlook: (Note that the outlook below includes: (i) the expected full year impact of the four increases of the target Federal Funds rate by the Federal Reserve of 25 basis points each as well as the increases in the 1- and 3- month LIBOR rates during 2018, and no assumptions about any further Federal Funds or LIBOR rate changes during 2019, and (ii) management updates to certain 2019 outlook metrics we previously disclosed on January 24, 2019.)

	Current full year 2019 outlook compared to 2018 results (as of April 25, 2019)	Change in outlook compared to outlook reported as of January 24, 2019
Average loan balances	Increase at a percentage rate in the mid-teens	No change from previous outlook
Average deposit balances	Increase at a percentage rate in the high single digits	No change from previous outlook
Net interest income (1)	Increase at a percentage rate in the mid-teens	Outlook decreased to mid-teens from previous outlook of high teens
Net interest margin (1)	Between 3.70% and 3.80%	Outlook decreased to between 3.70% and 3.80% from previous outlook of between 3.80% and 3.90%
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2018 levels	No change from previous outlook
Net loan charge-offs	Between 0.20% and 0.40% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Between 0.30% and 0.50% of total gross loans	No change from previous outlook
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the low twenties	Outlook increased to low twenties from previous outlook of high teens
Noninterest expense (excluding expenses related to noncontrolling interests) (3) (4)	Increase at a percentage rate in the low teens	Outlook decreased to low teens from previous outlook of mid-teens
Effective tax rate (5)	Between 26.0% and 28.0%	No change from previous outlook
	Current full year 2019 outlook compared to 2018 results, including expected results of SVB Leerink reflective of the completed acquisition on January 4, 2019	Change in outlook compared to outlook reported as of January 24, 2019
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) including investment banking revenue and commissions (2) (6)
	Increase at a percentage rate in the low seventies	Outlook increased to low seventies from previous outlook of high sixties
Noninterest expense (excluding expenses related to noncontrolling interests) including SVB Leerink's noninterest expenses (3) (4) (6)	Increase at a percentage rate in the mid-thirties	No change from previous outlook

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for fiscal 2019 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(3)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for fiscal 2019 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

(5)
Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, the Company's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity.

(6)	Investment banking revenue, commissions, and noninterest expense consists of revenue and expenses attributable entirely to SVB Leerink.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Outlook for the Year Ending December 31, 2019”, we make forward-looking statements discussing management’s expectations for 2019 about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; our expected effective tax rate; and financial results (and the components of such results), including the performance results of SVB Leerink.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•
market and economic conditions (including the general condition of the capital and equity markets, and IPO, M&A and financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;

•	changes in applicable accounting standards and tax laws; and

•	regulatory or legal changes or their impact on us.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call
On Thursday, April 25, 2019, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended March 31, 2019. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the confirmation number "48466703".  A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, April 25, 2019, through 9:59 p.m. (Pacific Time) on Saturday, May 25, 2019, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode "48466703#". A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on April 25, 2019.

About SVB Financial Group

For more than 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at www.svb.com.

SVB Financial Group is the holding company for all business units and groups © 2019 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB LEERINK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(Dollars in thousands, except share data)	March 31, 2019	December 31, 2018	March 31, 2018
Interest income:
Loans	$394,144	$378,756	$297,073
Investment securities:
Taxable	126,717	137,903	124,477
Non-taxable	10,937	11,110	5,092
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	19,216	15,128	5,756
Total interest income	551,014	542,897	432,398
Interest expense:
Deposits	27,907	10,897	4,097
Borrowings	10,221	17,540	8,438
Total interest expense	38,128	28,437	12,535
Net interest income	512,886	514,460	419,863
Provision for credit losses	28,551	13,644	27,972
Net interest income after provision for credit losses	484,335	500,816	391,891
Noninterest income:
Gains on investment securities, net	29,028	10,729	9,058
Gains on equity warrant assets, net	21,305	16,749	19,191
Foreign exchange fees	38,048	38,252	33,827
Credit card fees	27,483	25,333	21,692
Deposit service charges	20,939	20,016	17,699
Client investment fees	44,482	41,768	22,875
Lending related fees	13,937	11,011	10,735
Letters of credit and standby letters of credit fees	9,354	9,662	8,182
Investment banking revenue	49,795	—	—
Commissions	14,108	—	—
Other	11,897	13,187	12,259
Total noninterest income	280,376	186,707	155,518
Noninterest expense:
Compensation and benefits	238,061	183,782	165,806
Professional services	36,986	46,755	28,725
Premises and equipment	21,700	20,342	18,545
Net occupancy	16,048	14,155	13,616
Business development and travel	15,354	12,182	11,191
FDIC and state assessments	3,979	4,970	9,430
Other	33,536	25,406	18,104
Total noninterest expense	365,664	307,592	265,417
Income before income tax expense	399,047	379,931	281,992
Income tax expense	107,435	105,000	73,966
Net income before noncontrolling interests	291,612	274,931	208,026
Net income attributable to noncontrolling interests	(2,880)	(8,667)	(13,065)
Net income available to common stockholders	$288,732	$266,264	$194,961
Earnings per common share—basic	$5.49	$5.01	$3.69
Earnings per common share—diluted	5.44	4.96	3.63
Weighted average common shares outstanding—basic	52,586,950	53,125,046	52,883,063
Weighted average common shares outstanding—diluted	53,109,173	53,684,512	53,685,216

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	March 31, 2019	December 31, 2018	March 31, 2018
Assets:
Cash and cash equivalents	$7,066,883	$3,571,539	$2,619,384
Available-for-sale securities, at fair value (cost $6,776,896, $7,862,311, and $10,189,071, respectively)	6,755,094	7,790,043	10,080,384
Held-to-maturity securities, at cost (fair value $14,996,508, $15,188,236, and $14,229,439, respectively)	15,055,255	15,487,442	14,548,856
Non-marketable and other equity securities	974,979	941,104	824,936
Investment securities	22,785,328	24,218,589	25,454,176
Loans, net of unearned income	28,850,445	28,338,280	24,587,944
Allowance for loan losses	(300,151)	(280,903)	(274,294)
Net loans	28,550,294	28,057,377	24,313,650
Premises and equipment, net of accumulated depreciation and amortization	139,003	129,213	127,054
Goodwill	135,190	—	—
Other intangible assets, net	58,029	—	—
Lease right-of-use assets	164,659	—	—
Accrued interest receivable and other assets	1,260,899	951,261	986,523
Total assets	$60,160,285	$56,927,979	$53,500,787
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$39,278,712	$39,103,422	$37,515,355
Interest-bearing deposits	13,048,485	10,225,478	8,421,177
Total deposits	52,327,197	49,328,900	45,936,532
Short-term borrowings	14,455	631,412	1,102,140
Lease liabilities	205,167	—	—
Other liabilities	1,432,928	1,006,359	1,206,660
Long-term debt	696,715	696,465	695,731
Total liabilities	54,676,462	51,663,136	48,941,063
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 52,322,105 shares, 52,586,498 shares, and 52,922,219 shares issued and outstanding, respectively	52	53	53
Additional paid-in capital	1,394,130	1,378,438	1,326,998
Retained earnings	3,963,965	3,791,838	3,160,081
Accumulated other comprehensive loss	(15,374)	(54,120)	(71,686)
Total SVBFG stockholders’ equity	5,342,773	5,116,209	4,415,446
Noncontrolling interests	141,050	148,634	144,278
Total equity	5,483,823	5,264,843	4,559,724
Total liabilities and total equity	$60,160,285	$56,927,979	$53,500,787

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	March 31, 2019			December 31, 2018			March 31, 2018
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$4,460,378	$19,216	1.75%	$3,666,985	$15,128	1.64%	$2,713,976	$5,756	0.86%
Investment securities: (2)
Available-for-sale securities:
Taxable	6,870,168	35,422	2.09	8,793,665	43,854	1.98	10,748,512	47,976	1.81
Held-to-maturity securities:
Taxable	13,651,311	91,295	2.71	14,114,704	94,049	2.64	12,415,508	76,501	2.50
Non-taxable (3)	1,572,647	13,844	3.57	1,576,415	14,062	3.54	818,818	6,446	3.19
Total loans, net of unearned income (4) (5)	28,388,072	394,144	5.63	27,476,960	378,756	5.47	23,807,212	297,073	5.06
Total interest-earning assets	54,942,576	553,921	4.09	55,628,729	545,849	3.89	50,504,026	433,752	3.48
Cash and due from banks	527,109			434,140			400,256
Allowance for loan losses	(288,927)			(289,573)			(263,086)
Other assets (6)	2,347,679			1,819,019			1,726,046
Total assets	$57,528,437			$57,592,315			$52,367,242
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$545,238	$114	0.08%	$598,077	$125	0.08%	$608,686	$116	0.08%
Money market deposits	9,073,622	21,831	0.98	7,121,750	10,054	0.56	6,337,944	3,855	0.25
Money market deposits in foreign offices	148,342	16	0.04	148,222	16	0.04	181,294	18	0.04
Time deposits	50,691	30	0.24	71,498	39	0.22	47,029	13	0.11
Sweep deposits in foreign offices	1,673,629	5,916	1.43	1,040,761	663	0.25	980,341	95	0.04
Total interest-bearing deposits	11,491,522	27,907	0.98	8,980,308	10,897	0.48	8,155,294	4,097	0.20
Short-term borrowings	353,389	2,205	2.53	1,579,983	9,527	2.39	112,063	434	1.57
3.50% Senior Notes	347,669	3,148	3.67	347,583	3,147	3.59	347,332	3,145	3.67
5.375% Senior Notes	348,882	4,868	5.66	348,719	4,866	5.54	348,242	4,859	5.66
Total interest-bearing liabilities	12,541,462	38,128	1.23	11,256,593	28,437	1.00	8,962,931	12,535	0.57
Portion of noninterest-bearing funding sources	42,401,114			44,372,136			41,541,095
Total funding sources	54,942,576	38,128	0.28	55,628,729	28,437	0.20	50,504,026	12,535	0.10
Noninterest-bearing funding sources:
Demand deposits	38,222,687			40,106,861			37,950,787
Other liabilities	1,330,037			955,635			952,032
SVBFG stockholders’ equity	5,283,808			5,127,271			4,364,667
Noncontrolling interests	150,443			145,955			136,825
Portion used to fund interest-earning assets	(42,401,114)			(44,372,136)			(41,541,095)
Total liabilities and total equity	$57,528,437			$57,592,315			$52,367,242
Net interest income and margin		$515,793	3.81%		$517,412	3.69%		$421,217	3.38%
Total deposits	$49,714,209			$49,087,169			$46,106,081
Average SVBFG stockholders’ equity as a percentage of average assets			9.18%			8.90%			8.33%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,907)			(2,952)			(1,354)
Net interest income, as reported		$512,886			$514,460			$419,863

(1)
Includes average interest-earning deposits in other financial institutions of $0.8 billion, $0.6 billion and $1.2 billion; and $2.8 billion, $2.3 billion and $1.4 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $36.7 million, $35.8 million and $29.9 million for the quarters ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

(6)
Average investment securities of $913 million, $770 million and $787 million for the quarters ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Weighted average common shares outstanding—basic	52,587	53,125	52,883
Effect of dilutive securities:
Stock options and employee stock purchase plan	297	302	420
Restricted stock units	225	258	382
Total effect of dilutive securities	522	560	802
Weighted average common shares outstanding—diluted	53,109	53,685	53,685
SVB Financial and Bank Capital Ratios

	March 31, 2019	December 31, 2018	March 31, 2018
SVB Financial:
CET 1 risk-based capital ratio	12.77%	13.41%	12.87%
Tier 1 risk-based capital ratio	12.92	13.58	13.06
Total risk-based capital ratio	13.81	14.45	13.99
Tier 1 leverage ratio	9.10	9.06	8.67
Tangible common equity to tangible assets ratio (1)	8.59	8.99	8.25
Tangible common equity to risk-weighted assets ratio (1)	12.74	13.28	12.65
Silicon Valley Bank:
CET 1 risk-based capital ratio	12.23%	12.41%	11.90%
Tier 1 risk-based capital ratio	12.23	12.41	11.90
Total risk-based capital ratio	13.16	13.32	12.88
Tier 1 leverage ratio	8.38	8.10	7.69
Tangible common equity to tangible assets ratio (1)	7.99	8.13	7.41
Tangible common equity to risk-weighted assets ratio (1)	12.20	12.28	11.68

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	March 31, 2019	December 31, 2018	March 31, 2018
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software/internet	$2,214,091	$2,255,601	$2,264,061
Hardware	600,152	604,954	691,808
Private equity/venture capital	10,353,039	10,147,715	7,683,646
Life science/healthcare	1,172,301	1,065,060	643,344
Premium wine (1)	87,586	74,235	34,445
Other	51,284	70,904	34,728
Total commercial loans	14,478,453	14,218,469	11,352,032
Real estate secured loans:
Premium wine (1)	134,445	106,132	111,454
Consumer (2)	—	—	—
Other	—	—	20,133
Total real estate secured loans	134,445	106,132	131,587
Construction loans	—	—	—
Consumer loans (2)	155,888	165,519	114,869
Total loans individually equal to or greater than $20 million	$14,768,786	$14,490,120	$11,598,488
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software/internet	$4,073,276	$3,954,377	$4,006,896
Hardware	665,930	640,846	657,433
Private equity/venture capital	3,962,621	3,970,417	3,538,203
Life science/healthcare	1,421,613	1,396,016	1,355,432
Premium wine	168,498	175,081	154,537
Other	241,262	275,843	192,573
Total commercial loans	10,533,200	10,412,580	9,905,074
Real estate secured loans:
Premium wine	625,175	605,105	565,524
Consumer	2,675,719	2,609,645	2,359,197
Other	40,223	40,627	21,699
Total real estate secured loans	3,341,117	3,255,377	2,946,420
Construction loans	112,643	98,034	59,728
Consumer loans	264,773	255,201	236,042
Total loans individually less than $20 million	$14,251,733	$14,021,192	$13,147,264
Total gross loans	$29,020,519	$28,511,312	$24,745,752
Loans individually equal to or greater than $20 million as a percentage of total gross loans	50.9%	50.8%	46.9%
Total clients with loans individually equal to or greater than $20 million	356	361	295
Loans individually equal to or greater than $20 million on nonaccrual status	$76,385	$27,455	$31,124

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	March 31, 2019	December 31, 2018	March 31, 2018
Gross nonaccrual, past due, and restructured loans:
Nonaccrual loans	$133,623	$94,142	$116,667
Loans past due 90 days or more still accruing interest	2,148	1,964	7
Total nonperforming loans	135,771	96,106	116,674
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$135,771	$96,106	$116,674
Nonperforming loans as a percentage of total gross loans	0.47%	0.34%	0.47%
Nonperforming assets as a percentage of total assets	0.23	0.17	0.22
Allowance for loan losses	$300,151	$280,903	$274,294
As a percentage of total gross loans	1.03%	0.99%	1.11%
As a percentage of total gross nonperforming loans	221.07	292.28	235.09
Allowance for loan losses for nonaccrual loans	$61,225	$37,941	$44,261
As a percentage of total gross loans	0.21%	0.13%	0.18%
As a percentage of total gross nonperforming loans	45.09	39.48	37.94
Allowance for loan losses for total gross performing loans	$238,926	$242,962	$230,033
As a percentage of total gross loans	0.82%	0.85%	0.93%
As a percentage of total gross performing loans	0.83	0.86	0.93
Total gross loans	$29,020,519	$28,511,312	$24,745,752
Total gross performing loans	28,884,748	28,415,206	24,629,078
Allowance for unfunded credit commitments (1)	57,970	55,183	52,823
As a percentage of total unfunded credit commitments	0.29%	0.29%	0.31%
Total unfunded credit commitments (2)	$20,267,529	$18,913,021	$17,170,802

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended
(Dollars in millions)	March 31, 2019	December 31, 2018	March 31, 2018
Sweep money market funds	$39,805	$38,075	$26,132
Client investment assets under management (2)	39,247	38,334	30,699
Repurchase agreements	8,362	8,630	7,546
Total average client investment funds	$87,414	$85,039	$64,377

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Sweep money market funds	$40,686	$38,348	$36,067	$31,859	$29,421
Client investment assets under management (2)	39,376	39,214	37,649	35,509	31,423
Repurchase agreements	8,120	8,422	8,369	8,406	6,895
Total period-end client investment funds	$88,182	$85,984	$82,085	$75,774	$67,739

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP core fee income including investment banking revenue and commissions, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

Additionally, from time to time, we may make reference to the non-GAAP financial metric of Core EPS in our earnings call and other investor presentations. Non-GAAP Core EPS consists of our net income available to common stockholders less gains or losses on investment securities and equity warrant assets, net of tax, divided by our diluted weighted average common shares outstanding. Our management believes this measure to be a useful assessment of our performance as it relates to our core business because it excludes certain financial items where performance is typically subject to market or other conditions beyond our control. A reconciliation of Core EPS to the closest corresponding GAAP measure is not available with respect to future goals due to our inability to provide a quantitative reconciliation to such measure.
In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•
Non-GAAP core fee income including investment banking revenue and commissions — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains or losses on investment securities, equity warrant assets and other noninterest income items.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control as well as our investment banking revenue and commissions. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets, investment banking revenue, commissions and other noninterest income items.

•
Non-GAAP core operating efficiency ratio — This ratio excludes income and expenses related to SVB Leerink and certain financial items where performance is typically subject to market or other conditions beyond our control. It is calculated by dividing noninterest expense after adjusting for noninterest expense attributable to

SVB Leerink by total revenue after adjusting for net interest income attributable to SVB Leerink, net gains or losses on investment securities and equity warrant assets, investment banking revenue and commissions. Additionally, noninterest expense and total revenue are adjusted for income or losses and expenses attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis. This ratio is used by management to evaluate the operating efficiency of our core banking business.

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

	Three months ended
Non-GAAP core fee income including investment banking revenue and commissions and non-GAAP core fee income (Dollars in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
GAAP noninterest income	$280,376	$186,707	$210,070	$192,689	$155,518
Less: gains on investment securities, net	29,028	10,729	32,193	36,114	9,058
Less: net gains on equity warrant assets	21,305	16,749	34,141	19,061	19,191
Less: other noninterest income	11,897	13,187	12,022	14,390	12,259
Non-GAAP core fee income including investment banking revenue and commissions	$218,146	$146,042	$131,714	$123,124	$115,010
Less: investment banking revenue	49,795	—	—	—	—
Less: commissions	14,108	—	—	—	—
Non-GAAP core fee income	$154,243	$146,042	$131,714	$123,124	$115,010

	Three months ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
GAAP net gains on investment securities	$29,028	$10,729	$32,193	$36,114	$9,058
Less: income attributable to noncontrolling interests, including carried interest allocation	3,436	8,965	6,641	9,672	12,905
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$25,592	$1,764	$25,552	$26,442	$(3,847)

	Three months ended
Non-GAAP core operating efficiency ratio (Dollars in thousands, except ratios)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
GAAP noninterest expense	$365,664	$307,592	$309,445	$305,739	$265,417
Less: expense attributable to noncontrolling interest	379	173	154	227	(32)
Non-GAAP noninterest expense, net of noncontrolling interest	365,285	307,419	309,291	305,512	265,449
Less: expense attributable to SVB Leerink	60,540	—	—	—	—
Non-GAAP noninterest expense, net of noncontrolling interest and SVB Leerink	$304,745	$307,419	$309,291	$305,512	$265,449

GAAP net interest income	$512,886	$514,460	$493,222	$466,443	$419,863
Adjustments for taxable equivalent basis	2,907	2,952	2,858	2,037	1,354
Non-GAAP taxable equivalent net interest income	515,793	517,412	496,080	468,480	421,217
Less: income attributable to noncontrolling interest	11	1	10	10	9
Non-GAAP taxable equivalent net interest income, net of noncontrolling interest	515,782	517,411	496,070	468,470	421,208
Less: net interest income attributable to SVB Leerink	442	—	—	—	—
Non-GAAP taxable equivalent net interest income, net of noncontrolling interest and SVB Leerink	$515,340	$517,411	$496,070	$468,470	$421,208

GAAP noninterest income	$280,376	$186,707	$210,070	$192,689	$155,518
Less: income attributable to noncontrolling interests, including carried interest allocation	3,248	8,839	6,692	9,445	13,024
Non-GAAP noninterest income, net of noncontrolling interests	277,128	177,868	203,378	183,244	142,494
Less: Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	25,592	1,764	25,552	26,442	(3,847)
Less: net gains on equity warrant assets	21,305	16,749	34,141	19,061	19,191
Less: investment banking revenue	49,795	—	—	—	—
Less: commissions	14,108	—	—	—	—
Non-GAAP noninterest income, net of noncontrolling interests and net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$166,328	$159,355	$143,685	$137,741	$127,150

GAAP total revenue	$793,262	$701,167	$703,292	$659,132	$575,381
Non-GAAP taxable equivalent revenue, net of noncontrolling interest, SVB Leerink, net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$681,668	$676,766	$639,755	$606,211	$548,358

GAAP operating efficiency ratio	46.10%	43.87%	44.00%	46.39%	46.13%
Non-GAAP core operating efficiency ratio	44.71	45.42	48.35	50.40	48.41

	Period-end balances at
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
GAAP non-marketable and other equity securities	$974,979	$941,104	$896,249	$852,505	$824,936
Less: amounts attributable to noncontrolling interests	134,130	134,962	130,995	130,216	125,568
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$840,849	$806,142	$765,254	$722,289	$699,368

	Period-end balances at
SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
GAAP SVBFG stockholders’ equity (tangible common equity)	$5,342,773	$5,116,209	$4,924,369	$4,657,653	$4,415,446
Less: intangible assets	193,219	—	—	—	—
Tangible common equity	$5,149,554	$5,116,209	$4,924,369	$4,657,653	$4,415,446
GAAP total assets	$60,160,285	$56,927,979	$58,139,734	$55,867,745	$53,500,787
Less: intangible assets	193,219	—	—	—	—
Tangible assets	$59,967,066	$56,927,979	$58,139,734	$55,867,745	$53,500,787
Risk-weighted assets	$40,424,499	$38,527,853	$37,889,139	$36,727,118	$34,903,720
Tangible common equity to tangible assets	8.59%	8.99%	8.47%	8.34%	8.25%
Tangible common equity to risk-weighted assets	12.74	13.28	13.00	12.68	12.65

	Period-end balances at
Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Tangible common equity	$4,696,564	$4,554,814	$4,260,685	$4,068,918	$3,900,094
Tangible assets	$58,774,326	$56,047,134	$57,245,029	$55,035,371	$52,622,450
Risk-weighted assets	$38,511,235	$37,104,080	$36,424,091	$35,326,564	$33,396,675
Tangible common equity to tangible assets	7.99%	8.13%	7.44%	7.39%	7.41%
Tangible common equity to risk-weighted assets	12.20	12.28	11.70	11.52	11.68